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                        AMENDMENT TO THE
            PREFERRED SECURITIES GUARANTEE AGREEMENT



                   CONTINENTAL AIRLINES, INC.

                   Dated as of July [__], 1996

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     AMENDMENT made as of July [__], 1996 by Continental
Airlines, Inc., a Delaware corporation (the "Guarantor"), and Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as trustee (the "Preferred Guarantee Trustee"), to the PREFERRED SECURITIES GUARANTEE AGREEMENT dated and effective as of November 28, 1995 (as modified, supplemented or amended from time to time, the "Preferred Securities Guarantee"; capitalized terms used but not defined herein shall have the meanings given to them in the Preferred Securities Guarantee);

     WHEREAS, pursuant to an Amended and Restated Declaration of Trust dated as of November 28, 1995, among the trustees of Continental Airlines Finance Trust, a Delaware statutory business trust (the "Issuer"), the Guarantor, as trust sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer, as amended by the Amendment to Amended and Restated Declaration of Trust dated as of May 9, 1996 executed by the trustees thereto, as further amended by the Second Amendment to Amended and Restated Declaration of Trust dated as of July [__], 1996 executed by the trustees thereto (the "Declaration"), the Issuer has issued 4,997,000 preferred securities, having an aggregate stated liquidation amount of $249,850,000, designated the 8-1/2% Convertible Trust Originated Preferred Securities (collectively the "Preferred Securities");

     WHEREAS, pursuant to Section 9.2 of the Preferred Securities Guarantee dated and effective as of November 28, 1995, the Guarantor and the Preferred Guarantee Trustee wish to amend the Preferred Securities Guarantee in order to provide that, notwithstanding the other provisions of the Preferred Securities Guarantee, if the Guarantor has failed to make a Guarantee Payment, a Holder of Preferred Securities may directly institute a proceeding against the Guarantor for enforcement of the Preferred Securities Guarantee for such payment;

     NOW THEREFORE, the Guarantor and the Preferred Guarantee
Trustee execute and deliver this Amendment to the Preferred
Securities Guarantee for the benefit of the Holders.

1. Section 5.5(1)) of the Preferred Securities Guarantee dated and effective as of November 28, 1995 is hereby amended by adding the following two sentences as the second and third sentences thereof:

          "Notwithstanding the foregoing, if the Guarantor has failed to make a Guarantee Payment, a Holder of Preferred Securities may directly institute a proceeding against the Guarantor for enforcement of the Preferred Securities Guarantee for such payment. The Guarantor waives any right or remedy to require that any action be brought first against the Issuer or any other Person or entity before proceeding directly against the Guarantor."

2. This Amendment shall become effective when executed by the Guarantor and the Preferred Guarantee Trustee. Upon the execution of this Amendment, the Preferred Securities Guarantee shall be modified in accordance herewith, and this Amendment shall form a part of the Preferred Securities Guarantee for all purposes. This Amendment and the Preferred Securities Guarantee are solely for the benefit of the Holders of the Preferred Securities and, subject to Section 3.1(a) of the Preferred Securities Guarantee, are not separately transferable from the Preferred Securities. Except as expressly amended hereby, the Preferred Securities Guarantee shall continue to be and shall remain in full force and effect.

3.   Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND
CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE
STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF
LAWS.

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     THIS AMENDMENT to the PREFERRED SECURITIES GUARANTEE
AGREEMENT is executed as of the day and year first above written.

                           CONTINENTAL AIRLINES, INC.,
                           as Guarantor

                           By: _______________________
                           Name:
                           Title:


                           WILMINGTON TRUST COMPANY,
                           not in its individual capacity but
                           solely as Preferred Guarantee Trustee

                           By: _______________________
                           Name:
                           Title: